                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                        PACKAGING CORPORATION OF AMERICA
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   695156109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   4/18/2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 695156109                   13G                      Page 2 Of 6 Pages
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          Pactiv Corporation
          36-2552989
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

          Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

          0
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

          0%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

          CO
--------------------------------------------------------------------------------

CUSIP No. 695156109                      13G                   Page 3 of 6 Pages

Item 1(a). Name of Issuer:

                PACKAGING CORPORATION OF AMERICA

Item 1(b). Address of Issuer's Principal Executive Offices:

                1900 West Field Court
                Lake Forest, IL 60045

Item 2(a). Name of Person Filing:

                Pactiv Corporation

Item 2(b). Address of Principal Business Office or, if None, Residence:

                1900 West Field Court
                Lake Forest, IL 60045

Item 2(c). Citizenship:

                Delaware

Item 2(d). Title of Class of Securities:

                COMMON STOCK

Item 2(e). CUSIP Number:

                695156109

Item 3.    If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
           (c), Check Whether the Person Filing is a:

       (a) [   ] Broker or dealer registered under Section 15 of the Act.

       (b) [   ] Bank as defined in Section 3(a)(6) of the Act.

       (c) [   ] Insurance Company as defined in Section 3(a)(19) of the Act.

CUSIP No. 695156109                      13G                   Page 4 of 6 Pages

       (d) [   ] Investment Company registered under Section 8 of the Investment
                 Company Act.

       (e) [   ] An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

       (f) [   ] An employee benefit plan or endowment fund in accordance with
                 Rule 13d-1(b)(1)(ii)(F);

       (g) [   ] A parent holding company or control person in accordance with
                 Rule 13d-1(b)(1)(ii)(G); see item 7;

       (h) [   ] A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act;

       (i) [   ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

       (j) [   ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to Rule 13d-1(c), check this box
           [   ]

Item 4.    Ownership.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
           Item 1.

       (a) Amount beneficially owned: None

       (b) Percent of class: 0%

       (c) Number of shares as to which such person has:

       (i) Sole power to vote or to direct the vote        0
      (ii) Shared power to vote or to direct the vote      0
     (iii) Sole power to dispose or to direct the
           disposition of                                  0
      (iv) Shared power to dispose or to direct the
           disposition of                                  0

CUSIP No. 695156109                      13G                   Page 5 of 6 Pages

Item 5.    Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

           [X].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

               Not Applicable.

Item 9.    Notice of Dissolution of Group.

               Not Applicable.

Item 10.   Certification.

               Not Applicable.

CUSIP No. 695156109                      13G                   Page 6 of 6 Pages


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







                                  By:    /s/ James V. Faulkner, Jr.
                                  Name:  James V. Faulkner, Jr.
                                  Title: Vice President & General Counsel
                                  Date:  May 9, 2001